EXHIBIT 99.1

For Immediate Release
January 10, 2014

THREE FORKS, INC. REPORTS INITIAL PRODUCTION ON TWO NEW WELLS ON JENNINGS LEASE IN ARCHER COUNTY, TX

Broomfield, CO - Three Forks, Inc., an independent oil and gas exploration and production company with operations and assets in Texas, Oklahoma and Louisiana, today announced initial potential rates of 46 BOPD and 86 BOPD on two new wells on its Archer County, Texas, project.

The initial completion report (Form W-2) was filed with the Texas Railroad Commission at 46 BOPD and 139 BWPD on the G. A. Jennings "AA" #101 well and 86 BOPD and 10 BWPD on the G. A. Jennings "AA" #102 well. The two wells raise to five the total number of new wells producing on the Jennings lease, with initial oil sales having commenced in October 2013. The Company has filed drilling permits for five additional wells on the Jennings lease with drilling expected to commence later in the first quarter.

Three Forks has a 10% working interest in the Archer County Project with an additional 25% back in interest at payout.

"We averaged over 40 BOPD per well for our test rates in Archer County, and more importantly, the test results showed rate improvements with each new well," said Chuck Pollard, President of Three Forks. "Based on these positive results, we are optimistic about prospects for the five additional wells we expect to begin drilling this quarter."

ABOUT THREE FORKS, INC.
Three Forks, Inc. is an independent energy company engaged in acquiring, exploring, developing and producing crude oil and natural gas primarily in the western United States. The Company is led by a seasoned team of executives with deep experience in the energy industry and capital formation. Three Forks has interests in producing wells in Oklahoma, Texas and Louisiana and is actively pursuing drilling programs in all three locations. In addition, the Company is pursuing numerous opportunities in prolific oil producing regions, especially in areas where the team has operational or technical expertise. The Company is focused on building a portfolio of lower risk, long-lived oil producing assets that generate stable cash flows. Three Forks is headquartered in Broomfield, Colorado.

FORWARD-LOOKING STATEMENTS
This news release includes statements that may constitute "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by word such as "expects," "plans," "anticipates," "believes," "intends," "estimates," projects," "potential" and similar expressions. Forward-looking statements in this document include statements regarding the Company's plans and expectations for future drilling; expectations that the Company can fund anticipated capital projects; and expectations regarding recoveries. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company's oil and gas production, dependence upon third-party vendors, and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

Contact:

Chuck Pollard, President
303-404-2160